Exhibit 99.1

               OIL STATES ANNOUNCES 2007 CAPITAL EXPENDITURES PLAN

        HOUSTON, Feb. 22 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS), announced today that its board of directors recently approved a capital expenditures budget of $203 million for 2007. The Company expects that capital expenditures will be funded through operating cash flow.

        Of the total, the Company plans to spend $179 million in its Well Site Services segment, $21 million in the Offshore Products segment and $3 million in the Tubular Services segment. Within the Well Site Services segment, $99 million will be spent on accommodations predominately in support of oil sands developments in Canada, $47 million will be spent on rental tools for geographic and product line expansion plans and $33 million will be spent on drilling rig equipment. A significant portion of the accommodations and drilling rig spending relates to previously announced projects. Capital spending in the Offshore Products segment will fund facility improvements and machinery upgrades to support the execution of the Company's record $349 million backlog of orders. The Tubular Services capital budget is predominately dedicated to further geographic expansion into key resource plays within the U.S.

        In describing the Company's plan, Oil States' Chief Executive Officer Douglas E. Swanson stated, "We believe that our capital expenditures program demonstrates our continued commitment to grow our business lines. Strategic opportunities in the oil sands continue to drive our growth in the Canadian accommodations business. We continue to upgrade our Offshore Products manufacturing capabilities and extend our North American footprint to further service customers in key resource plays."

        Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

        The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2005 filed by Oil States with the SEC on March 2, 2006.

SOURCE  Oil States International, Inc.
    -0-                             02/22/2007
    /CONTACT:  Bradley Dodson of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /
    (OIS)